Exhibit 99.1

FOR IMMEDIATE RELEASE

GMCR Contact:

Suzanne DuLong

VP IR & Corporate Comm

T: 802-882-2100

suzanne.dulong@gmcr.com

GREEN MOUNTAIN COFFEE ROASTERS, INC. ACQUIRES VAN HOUTTE

WATERBURY, VT (December 17, 2010) – Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR), a leader in specialty coffee and coffeemakers, today announced that it has successfully completed its acquisition of LJVH Holdings Inc. (“Van Houtte”) for an aggregate cash purchase price of CAD$915 million, or USD$905 million, subject to adjustment for final exchange rate and future adjustment based on Van Houtte’s working capital, net indebtedness and pre-closing taxes as of immediately prior to the acquisition’s closing.

“We are very pleased to welcome Van Houtte and its approximately 1,800 employees into the GMCR family,” said Lawrence J. Blanford, President and Chief Executive Officer of GMCR. “We are confident that Van Houtte, with its well known portfolio of brands and strong management team, will help drive GMCR’s future success in Canada and throughout North America.”

Van Houtte roasts and markets gourmet coffee for home and office consumption, and distributes it through Van Houtte’s direct-to-store delivery and coffee services networks in Canada and the U.S. GMCR expects to continue operations from Van Houtte’s current location in Montreal, Quebec under the leadership of Gerard Geoffrion, Van Houtte’s president and CEO.

Van Houtte’s Canadian brands include Van Houtte®, Brûlerie St. Denis®, Les Cafés Orient Express Coffee® and Brûlerie Mont Royal®. Van Houtte also produces K-Cup® portion packs for the Keurig® Single-Cup Brewing System under the Van Houtte®, Bigelow® and Wolfgang Puck® K-Cup brands. GMCR expects to adjust its fiscal 2011 estimates to include the effects of the acquisition when it reports its fiscal first quarter results.

As previously announced, GMCR expects the Van Houtte acquisition to be neutral to slightly dilutive to earnings per share in the first twelve months after closing, and accretive thereafter.

As also previously announced, GMCR has financed the Van Houtte acquisition through a combination of cash on hand and new debt financing. GMCR has entered into $1.45 billion in senior credit facilities, consisting of (a) a term loan A facility in an aggregate amount of $250 million, (b) a term loan B facility in an aggregate amount of $550 million, (c) a U.S. revolving credit facility in an aggregate amount of $450 million and (d) an alternative currency revolving credit facility in an aggregate amount of $200 million. GMCR has used a portion of the proceeds from these senior credit facilities to repay GMCR’s borrowings under its former credit facility and to pay the Van Houtte acquisition purchase price. GMCR also will use a portion of the proceeds from these senior credit facilities to support GMCR’s ongoing growth.

BofA Merrill Lynch and CIBC have served as financial advisors, and Ropes & Gray LLP and Goodmans LLP have served as legal advisors, to GMCR for the Van Houtte acquisition.

About Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR)

As a leader in the specialty coffee industry, Green Mountain Coffee Roasters, Inc. is recognized for its award-winning coffees, innovative brewing technology and socially responsible business practices.

GMCR’s operations are managed through two business units. The Specialty Coffee business unit produces coffee, tea and hot cocoa from its family of brands, including Tully’s Coffee®, Green Mountain Coffee®, Newman’s Own® Organics coffee, Timothy’s World Coffee®, Diedrich®, Coffee People® and Gloria Jeans®, a trademark licensed to GMCR for use in North America and owned by Gloria Jeans Coffees International Pty. Ltd. The Keurig business unit is a pioneer and leading manufacturer of gourmet single-cup brewing systems. K-Cup® portion packs for Keurig® Single-Cup Brewers are produced by a variety of roasters, including Green Mountain Coffee, Tully’s, Timothy’s and Diedrich. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in Fair Trade Certified™ coffee, and donating at least five percent of its pre-tax profits to social and environmental projects. Visit www.gmcr.com for more information.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its web site, including news releases and its complete financial statements, as filed with the SEC. GMCR encourages investors to consult this section of its web site regularly for important information and news. Additionally, by subscribing to GMCR’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-looking statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, GMCR’s success in efficiently expanding operations and capacity to meet growth, GMCR’s success in efficiently and effectively integrating Tully’s, Timothy’s, Diedrich’s and Van Houtte’s wholesale operations and capacity into GMCR’s business, GMCR’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under GMCR’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, GMCR experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for GMCR or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, GMCR’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the Securities and Exchange Commission and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in GMCR’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. GMCR does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.